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11. Statement re computation of per share earnings
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

                                                       Second Quarter Ended                     Six Months Ended
                                                    3/31/97            3/31/96            3/31/97             3/31/96
                                                    -------            -------            -------             -------
Shares outstanding at beginning of
  period                                          7,537,169          7,271,515           7,450,878          7,227,972

Net issuance of shares under stock
  award plans, weighted average                      72,750             67,183              90,952             69,186
                                                -----------        -----------         -----------        -----------

Weighted average shares
  outstanding                                     7,609,919          7,338,698           7,541,830          7,297,158

Assumed exercise of stock options,
  weighted average of incremental
  shares                                                 --            443,956                  --            467,260
                                               ------------       ------------        ------------       ------------

Average shares and common share
  equivalents outstanding                         7,609,919          7,782,654           7,541,830          7,764,418
                                                  =========          =========           =========          =========

Net income (loss) per share                      $    (.04)           $    .19          $    (.16)           $    .34
                                                 ==========           ========          ==========           ========

Net income (loss) in thousands                    $   (338)             $1,485            $(1,176)             $2,630
                                                  =========             ======            ========             ======
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